Exhibit 5.1

ONE SHELL PLAZA	ABU DHABI	HOUSTON
910 LOUISIANA	AUSTIN	LONDON
HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	BEIJING BRUSSELS DALLAS DUBAI HONG KONG	MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

April 28, 2015

Carrizo Oil & Gas, Inc.

500 Dallas Street, Suite 2300

Houston, Texas 77002

Ladies and Gentlemen:

In connection with the issuance by Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), of 6.25% Senior Notes due 2023 (the “Notes”), fully and unconditionally guaranteed (the “Guarantees” and, together with the Notes, the “Securities”) by Bandelier Pipeline Holding, LLC, Carrizo (Eagle Ford) LLC, Carrizo (Marcellus) LLC, Carrizo (Marcellus) WV LLC, Carrizo (Niobrara) LLC, Carrizo (Utica) LLC, Carrizo Marcellus Holding, Inc., CLLR, Inc., Hondo Pipeline, Inc. and Mescalero Pipeline, LLC, as guarantors (the “Guarantors”), pursuant to (i) its Registration Statement on Form S-3 (Registration No. 333-198459) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the related prospectus dated August 28, 2014 (the “Base Prospectus”), as supplemented by the prospectus supplement dated April 14, 2015 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), certain legal matters with respect to the Securities are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

The Registration Statement has been filed with the Commission and became effective under the Act upon filing. The Prospectus has been filed by the Company with the Commission pursuant to Rule 424(b) under the Act, including all documents incorporated by reference therein. On April 14, 2015, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with the underwriters named therein (the “Underwriters”) providing for the issuance and sale by the Company to the Underwriters of $650 million aggregate principal amount of the Notes.

The opinions set forth herein relate only to certain matters regarding the Securities. In our capacity as your counsel in the connection referred to above, as a basis for the opinions hereinafter expressed, we have examined (i) the Amended and Restated Articles of Incorporation of the Company, as amended to date, and the Amended and Restated Bylaws of the Company, as amended to date, (ii) the Certificate of Incorporation and the Bylaws or the Certificate of Formation and Limited Liability Company Agreement, as applicable, of each of the Guarantors, (iii) the Registration Statement, (iv) the Prospectus, (v) the Indenture dated as of May 28, 2008 (the “Base Indenture”) among the Company, the guarantors named therein, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), (vi) a form of the Sixteenth Supplemental Indenture among the Company, the Guarantors and the Trustee, as described in the Prospectus (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), pursuant

Carrizo Oil & Gas, Inc.

- 2 -	April 28, 2015

to which the Securities will be issued, (vii) the originals, or copies certified or otherwise identified, of corporate records of the Company and the Guarantors and (viii) certificates of public officials and of representatives of the Company and the Guarantors, statutes and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. In giving this opinion, we have assumed the Base Indenture has been duly authorized, executed and delivered by the Trustee and represents a valid and legally binding obligation of the Trustee and the Supplemental Indenture has been or will be duly authorized, executed and delivered by the Trustee and will represent a valid and legally binding obligation of the Trustee.

In giving this opinion, we have relied on certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates and we have assumed, without independent investigation, that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies of original documents conform to the original documents and all these original documents are authentic, and all information submitted to us is accurate and complete.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The Notes, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms except as such enforcement is subject to (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights generally, (b) general principles of equity and public policy (regardless of whether that enforceability is considered in a proceeding in equity or at law) or (c) any implied covenants of good faith and fair dealing.

2. The Guarantees, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms, except as such enforcement is subject to (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights generally, (b) general principles of equity and public policy (regardless of whether that enforceability is considered in a proceeding in equity or at law) or (c) any implied covenants of good faith and fair dealing.

The opinions set forth above are limited in all respects to matters of the contract law of the State of New York, the laws of the State of Texas, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the applicable federal laws of the United States, in each case as of the date hereof.

Carrizo Oil & Gas, Inc.

- 3 -	April 28, 2015

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

GJO/HHH/TJW